UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 1, 2011
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Commission File Number 333-168530

On The Move Systems Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-2343603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 North Rocky Point Drive East, Suite 200 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 586-3938

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:	DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 1, 2011 our Board of Directors appointed Chet Gutowsky to serve as President and a member of the Board of Directors.  Mr. Gutowsky has over 30 years of experience in corporate banking and investment banking. Prior to joining On The Move Systems Corp. Mr. Gutowsky facilitated funding for acquisitions of exploration and production properties. He directed the re-capitalization of an oil-field service company and the acquisition of an exploration and production company while working as a partner at Houston based investment-banking firms. He is the former CFO of Zeros Environmental and SkyCom International, and held the position of Treasurer at Commonwealth Financial Holding Company. He is a Chartered Financial Analyst, and holds a BA in Economics from Southwestern University in Georgetown, TX and an MBA in finance from the University of Texas in Austin.

Mr. Gutowsky will be compensated $120,000 per year for his services.  He is not covered under an employment agreement and does not own any shares of our stock.

Additionally, on June 1, 2011 Mr. John Crawford resigned as our Chairman, President and Director.  Mr. Crawford’s resignation was not the result of a disagreement with the Company.  Mr. Crawford remains president of our wholly owned subsidiary, Crawford Mobile Installation Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 6, 2011	On The Move Systems Corporation

By: /s/ Chet Gutowsky
Chet Gutowsky
Chief Executive Officer
Principal Financial Officer